Exhibit 10.22

Pacific Drilling

11700 Katy Freeway / Suite 175

Houston / Texas / 77079

ph / + 1(713) 334-6662 fax / +1(713) 583-5777

web / www.pacificdrilling.com

March 26, 2019

Johannes Boots

1940 Fountain View Drive #510

Houston, Texas 77057

Re: Separation Agreement

Dear John:

This letter agreement ("Letter Agreement") sets forth the understanding between you and Pacific Drilling S.A. (the "Company") regarding your separation from the Company. Capitalized terms not otherwise defined herein have the meaning set forth in the Severance and Change in Control Agreement, dated June 1, 2016, and as thereafter amended on December 15, 2016, and on October 29, 2018, by and between you and Pacific Drilling Manpower, Inc. (your "Severance Agreement").

1.            Termination of Employment; Separation from Positions

Your employment with the Company will terminate on the earliest to occur of (a) the date determined by the Company, which date is on or after the date of this Letter Agreement, (b) the date you voluntarily resign or die, or (c) December 31, 2019 (as applicable, the "Termination Date"). Effective as of the Termination Date, your employment is terminated from all positions that you hold (as director, officer, manager, member or otherwise) in the Company and any of the Company's subsidiaries, affiliates, joint ventures and other related entities, including as the Chief Financial Officer of the Company.  You agree to execute any documents reasonably required to effectuate the foregoing.

2.            Retention Award

As a separate inducement to continue in the employ of the Company, the Company will grant you, effective on the date you execute this Letter Agreement, provided you execute and return this Letter Agreement by close of business on March 26, 2019, an award of restricted stock units under the Company’s 2018 Omnibus Stock Incentive Plan representing the right to receive up to 54,550 shares of the Company’s share capital (the “Retention Award”). The Retention Award will vest on December 31, 2019, although a portion of the Retention Award (as set forth in the Restricted Stock Unit Agreement evidencing the Retention Award (the “RSU Agreement”) may vest earlier if your employment is terminated in accordance with Paragraphs 1(a) or 1(b), provided the conditions of Paragraph 4 herein and those set forth in the RSU Agreement are satisfied.  By signing this Letter Agreement, notwithstanding the language of the Severance Agreement, you acknowledge that your rights to the Retention Award will be limited, and potentially forfeited, if you terminate your employment voluntarily in accordance with Paragraph 1(b). This Letter Agreement will operate as an amendment to Section

March 26, 2019

3.1(c) of the Severance Agreement with respect to the Retention Award.

3.           Separation Payments

In connection with the termination of your employment with the Company, and in consideration of your obligations and agreements set forth in this Letter Agreement, you will be entitled to the following payments and benefits (in each case, less applicable tax withholdings):

(a)      The Company will pay you, promptly after the date the release in Paragraph 4 below becomes effective (the "Release Effective Date"), which based on the terms of this Letter Agreement will be prior to March 15, 2020, a cash lump payment equal to the sum of one times (i) your current annual base salary ($450,000) and (ii) a bonus (the “Bonus”) equal to $450,000 multiplied by a fraction (but in no event greater than 1) the numerator of which is the number of calendar days in 2019 prior to and including the Termination Date and the denominator of which is 365.  The Bonus shall be in lieu of the Termination Bonus due under the Severance Agreement.

(b)      The Company will pay you, promptly after the Release Effective Date, a cash lump sum of $20,970.96, which is equal to the sum of 12 months of company contributions for group life, long-term disability and health insurance benefits.

(c)      Pursuant to and in accordance with the terms of the Notice of Key Employee Incentive Plan Cash Award (the “KEIP Award”) dated August 24, 2018, following ratification of the 2019 revenue performance target achievements, if and to the extent achieved, the Company will promptly pay you a pro-rated portion of the final installment of your KEIP Award based on time served, as calculated in the notice and at the times set forth in the notice.

(d)      Pursuant to and in accordance with the terms of each of the Notice of Long Term Incentive Cash Award dated January 1, 2017 and the Notice of Long Term Incentive Cash Award dated June 2, 2016 (your “LTI Awards”), following certification of the achievement of the applicable targets, if and to the extent achieved, the Company will pay you a pro-rated portion of the unvested installments under the LTI Awards based on time served, as calculated in each notice and at the times set forth in each notice.

(e)      Pursuant to and in accordance with the terms of the retention bonus letter agreement dated February 9, 2017, the Company shall pay you, promptly after the Termination Date, the second and final tranche of the retention bonus ($71,250) to the extent such amount remains unpaid as of the Termination Date.

(f)      The Company will pay you, promptly after the Termination Date, a cash lump sum equal to (i) your base salary accrued through the Termination Date and (ii) any earned but unused vacation pay, in each case to the extent not previously paid.

(g)      The Company will pay you, promptly after submission of appropriate expense documentation, reimbursement for any travel or business expenses through the Termination Date.

(h)      The Company will continue to provide health and wellness benefits, including access to the Employee Assistance Program, through the end of the month of the Termination Date. You may elect to continue your health benefits beyond this date through COBRA by paying the required contribution. Pay Flex (888-678-7835) will notify you of your rights and elections.

(i)      If earned under the terms of the RSU Agreement, all or a portion of the Retention Award will accelerate and pay out on the Release Effective Date.

March 26, 2019

(j)      The Company will pay for the United States and Luxembourg tax preparation services for the 2018 tax year, using the Company’s preferred tax preparation service provider.

4.           Release

Notwithstanding any provision hereof to the contrary, you shall not be entitled to the payments and benefits under Paragraphs 3(a), (b), (c) and (i) above hereof unless you (or your estate if you are deceased) (a) execute and deliver to the Company (without subsequent revocation) a waiver and release in the form provided by the Company (the “Release”) within the time-frame specified in the Release, and (b) comply with the covenants referenced in Paragraph 5(a) below. If you validly revoke any part of the Release, the Company will have no obligation to provide the separation payments in Paragraphs 3(a), (b), (c) and (i) above, and you waive your rights to receive such payments.  The Company shall provide you with a form of the Release within five (5) days after the Termination Date.

5.           Restrictive Covenants

(a)        Ongoing Obligations. You agree and acknowledge that, except as noted in the next sentence, your obligations under the nondisclosure, noncompetition, nonsolicitation and assistance with claims provisions contained in Section 7 of the Pacific Drilling Severance Plan (the “Severance Plan”) and Article 5 and Article 6, Section 6.13 of your Severance Agreement will continue to apply after the Termination Date for the period of time specified in such provisions. Notwithstanding the restrictions in Section 5.2(a) of the Severance Agreement, the Company hereby agrees that during the six-month period following the Termination Date, you may accept employment with any Person engaged in any business in competition with the Business within the Prohibited Territories, provided you are not employed as the chief financial officer of such Person.  Additionally, you and the Company agree and acknowledge your respective obligations under the mutual nondisparagement provision contained in Article 6, Section 6.12 of the Severance Agreement.  You affirm that such provisions are not unduly burdensome to you and are reasonably necessary to protect the legitimate interests of the Company.

(b)        Whistleblower Policy.  You understand and agree that nothing in this Letter Agreement or the Severance Plan limits or interferes with your right, without notice to or authorization from the Company, to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission (each a "Governmental Agency"), or to testify, assist  or participate in any investigation, hearing or proceeding conducted by a Governmental Agency.  In the event you file a charge or complaint with a Government Agency, or  a Government Agency asserts a claim on your behalf, you agree that your release of Claims  in this Letter Agreement shall nevertheless bar your right (if any) to any monetary or other recovery (including reinstatement), except that you do not waive: (1) your right to receive an award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934 and (2) any other right where waiver is expressly prohibited by law.

6.           Other Terms

(a)        Breach.  You agree and acknowledge that should you violate any term of this Letter Agreement, the amount of damages that the Company would suffer as a result of such violation would be difficult to ascertain and money damages will not afford the Company an adequate remedy. You further agree and acknowledge that in the event of your material breach of any material term of this Letter Agreement, the Company's obligation to provide you with any payments pursuant to Paragraphs 3(a),  (b), (c), and (i) of this Letter Agreement will immediately cease, and the Company will be entitled

March 26, 2019

to recover monetary damages and obtain all other relief provided by law or equity, including, but not limited to, injunctive relief.

(b)        No Representations and Nondisclosure. You acknowledge that you have not relied on any representations or statements not set forth in this Letter Agreement. Except to the extent publicly disclosed by the Comapny or its representatives, you will not disclose the contents or substance of this Letter Agreement to anyone except your immediate family, your financial advisors or accountants and any tax, legal or other counsel that you have consulted regarding the meaning or effect hereof, and you will instruct each of the foregoing not to disclose the same; provided, that you may disclose the contents or substance of this Letter Agreement to the extent required by law or by any court, arbitrator, or administrative or  governmental body or to the extent appropriate in connection with any dispute over this  Letter Agreement or otherwise involving you and the Company. Any such disclosure by any member of your immediate family, your financial advisors or accountants or any of your tax, legal or other counsel will be regarded as a breach of this Paragraph 6(b) by you, and you will be fully responsible for any such breach.

(c)        Non-admission. Nothing contained in this Letter Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any of the other Released Parties or by you.

(d)        Entire Understanding. Except for the references to other agreements and plans set forth in this Letter Agreement, including Paragraphs 2 through 5, this Letter Agreement sets forth the entire agreement between you and the Company regarding your termination of employment and other service relationships with the Company, and supersedes any other severance, separation and employment agreements between you and the Company.

(e)        Governing Law.  This Letter Agreement will be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflict of laws.

(f)          Severability; Counterparts. The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision.  If any provision of this Letter Agreement is held invalid or unenforceable in part, the remaining portion of such  provision, together with all other provisions of this Letter Agreement, will remain valid  and enforceable and continue in full force and effect to the fullest extent consistent with law.  This Letter Agreement may be executed in several counterparts, each of which will be deemed an original, and such counterpart will constitute one and the same instrument.

(g)         Section 409A of the Code.  The payments provided pursuant to this Letter Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the short-term deferral and separation pay exceptions thereto, and the Letter Agreement shall be construed and administered in accordance with such intent. Provided these exceptions to Section 409A apply as expected, neither the Company nor its affiliates will report any amounts payable in accordance with the terms of this Agreement or any plan or agreement referenced herein in box 12 of IRS Form W-2 using code Z.  Notwithstanding any other provision of this Letter Agreement, payments provided under this Letter Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Letter Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Letter Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of

March 26, 2019

employment shall only be made if such termination constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Letter Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

[Remainder of Page Left Intentionally Blank]

March 26, 2019

To indicate your agreement  with the foregoing, please sign and return this Letter Agreement to Amy Roddy, Senior Vice President Corporate Services, at 11700 Katy Freeway, Suite 175, Houston,  Texas 77079.

Very truly yours,

PACIFIC DRILLING S.A.

By:
		Name:	Bernie G. Wolford, Jr.
		Title:	CEO

Accepted and Agreed:

By:
Name:	Johannes Boots

[Signature Page to Letter Agreement re Separation]